WHOLESALE AND FULFILLMENT AGREEMENT

This Wholesale and Fulfillment Agreement (the "Agreement"), is made and entered into effective the date of signatures hereto (the "Effective Date") by and between the Fulfillment House and Company (cumulatively "Parties" or "Contracting Parties").

RECITALS

WHEREAS, Company is the owner of certain client accounts ("Client Accounts") which list may grow over time; and

WHEREAS, Fulfillment House is in the business of or will be in the business of providing digital content, web access, telephony based services including Local or Long Distance, web hosting and/or the services of an Internet Services Provider ("Telecommunications Products") to persons and businesses ("Clients"); and

WHEREAS, Company desires to outsource its fulfillment for its Customers in order to lock in its gross profit and the Company also desires to limit the risk associated with day to day management of large groups of employees; and is willing to offer a gross profit discount if the fulfillment house is willing to assume the risk associated with prompt and timely collections; and

WHEREAS, Fulfillment House is in the position to assume the risk of timely collections and costs associated with it in order to increase its potential for profit.

NOW, THEREFORE, in consideration of the promises and the conditions and mutual covenants contained herein, the Parties agree:

______ (Fulfillment House)

______ (Company)

AGREEMENT

1) **RECITALS AS PART OF AGREEMENT:**

a) The Recitals appearing above contains warranties and representations of fact and present intent, and agreement, and are, by this reference, incorporated herein.

2) **DEFINITIONS:** For purposes of this Agreement, the following terms shall have the meanings set forth herein:

a) **"Affiliate(s)"** shall mean any individual, corporation, partnership or other entity that, directly or indirectly (e.g., through any number of successive tiers) controls (e.g., a parent organization), is controlled by (e.g., a subsidiary organization) or is under common control with (e.g., a brother/sister organization) of a Party. It also means directors, officers, managers, agents, or independent consultants of a Party or its Affiliate.

b) **"Billing Aggregator"** shall mean a person or company who aggregates billings for third party billing to purchasers' credit cards, phone bills, utility bills and/or direct of indirect debit to purchaser's bank account.

c) **"Client" or "Clients"** shall mean the person or entity corresponding to individual Client Account.

d) **"Client Fee(s)"** shall mean the fee(s) paid by a Client.

e) **"Confidential Information"** shall mean, with respect to a Party, any and all information concerning, related to, or referencing any business relationship currently existing or contemplated by either Party; any client or customer relationship including the identity of such client or customer; any customer or client list; and any customer or client information; the identity of any Person with knowledge of Confidential Information; the existence and description of any technology or equipment, whether such description is in the form of written or oral descriptions; plans; drawings; demonstrations; or any other Media; any research; any banking arrangement or relationship; any financial or other past, present or future transaction summary or description; any financial information; any marketing strategy or information; any agreement or contract; any other information concerning the business of a Party or Affiliate or any current or future business relationship between the Parties; any trade secrets; any marketing strategies; any methods or practices; any document or information of any type or description identified in writing by a Party or

Affiliate, to the other as confidential; or any report, memorandum, or other document or communication prepared by either Party or Affiliate which is based upon, refers to, summarizes or contains an evaluation of other Confidential Information.

f) **"Costs"** shall mean out-of-pocket costs paid to third parties incurred by the Company in the collection of Client Fees.

g) **"Disclose"** shall mean disseminate, transmit, publish, post, distribute, make available, convey or otherwise make known.

h) **"ISP"** shall mean Internet Service Provider.

i) **"Media"** shall mean any drawing, writing, diskette, hard drive, CD, or means whereby electronic data or writing of any kind and description is stored or from which such data or writing is reproducible.

j) **"Person"** shall mean a natural person, corporation, general partnership, limited partnership, trust, estate, limited liability company, association, organization or other entity of whatsoever nature or character.

k) **"Client Accounts"** shall mean the accounts listed in Exhibit "A".

l) **"Successful Billing"** shall mean that number of records accepted by the Billing Aggregator after deduction of those accounts that are rejected by the Billing Aggregator upon submission.

m) **"Third Party Billing"** means a billing against a credit card, phone bill, utility bill and/or direct of indirect debit against a bank account of a purchaser who purchased goods or services from a provider of goods or services purchasers, where such billing is accomplished through a third party.

n) **"PGP"** (Pretty Good Privacy) is an industry standard public key/private key encryption protocol that allows secure transmission of sensitive information across publicly accessible networks.

o) **"FTP"** (File Transfer Protocol) is a communications protocol allowing the transmission of data between computers across the Internet.

p) **"XML"** (Extensible Markup Language) is an open standard for exchanging structured documents and data over the Internet that was introduced by the World Wide Web Consortium (W3C) in November 1996.

_____ (Fulfillment House)

_____ (Company)

q) "SSL" (Secure Sockets Layer) is a protocol developed by Netscape for transmitting private documents via the Internet.

3) **FULFILLMENT OF SERVICES FOR CLIENT ACCOUNTS:**

a) **Uninterrupted Servicing Of Client Accounts:** In fulfillment of Company's obligations to Clients, Fulfillment House shall provide uninterrupted services to Clients.

b) **General Manner and Method of Service Fulfillment:** In discharging its fulfillment duties, Fulfillment House shall employ standard industry practices acceptable to Company. Company shall have the right to review Fulfillment House's practices, and to impose modifications and changes to Fulfillment House's practices as Company determines in the exercise of its discretion. This will include but not be limited to Customer Service inquiry whether by phone, e-mail or United States Postal Service response. Fulfillment House will provide a Quality Assurance Center that is staffed by people not involved in the normal day to day interactions with customers. Fulfillment House will maintain recordings on all of the interactions between its employees and Company's customers for a period to be determined between Company and Fulfillment House but in any case not less than 30 days. Company personnel or agents will be given unfettered access to these recordings and/or "real time" listening while Fulfillment Company's personnel are on the phone with Company's customers.

c) **Maximum Number of Accounts to be Serviced:** Company will advise Fulfillment House of any accounts that it wishes to have Fulfillment House Service. This "Account Servicing Addition List" may be provided in paper form or electronically as may be agreed by the parties. Whenever possible this list shall be provided 2 weeks prior to that date whereby Fulfillment House will begin providing the services unless a faster schedule is mutually agreed upon between the parties. There is no set maximum number of accounts that can be sent to Fulfillment House for servicing however, Fulfillment House reserves the right to refuse to take accounts if by taking those accounts at that point in time it would be unable to provide service as per industry standards. However, once Fulfillment House has agreed to provide the services for accounts already contracted for it must continue to provide the services unless there has been a cancellation as provided for herein.

d) **Record Keeping:** The Fulfillment House shall maintain an electronic file for each customer that they are servicing for the Company in a database that is easily accessible to the Fulfillment House personnel who will be assisting Company's customers. For each of Company's customers that Fulfillment House is servicing the electronic file ("Customer Data Base") will contain copies of the original customer order, or Letter or Authorization

("LOA") which can be written or recorded and will be initially provided by Company unless Fulfillment House sells additionally Company approved products to Company's customers which requires an additional LOA. In addition, the electronic file will contain information and details on the product(s) the customer is purchasing from Company, the balance forward for each customer account (if applicable and provided by Company), billing and payment history for each customer since Fulfillment House began servicing account, record of any credit or adjustments made on the account by Fulfillment House, and notes and details of every customer interaction between Fulfillment House and customer. The Fulfillment House will also maintaining as part of the database as a whole all transaction files between any and all third party Billing Aggregators, the Company and Fulfillment House as relates to billing and collection on the customer accounts. The file will also contain such other data, in a form and amount, as may be determined by agreement between the Parties, at any time. All of these files will be copied and supplied electronically to Company on a periodic basis as may be requested by Company. Electronically transmitted data must be received on Company's server no later than 24 hours after receipt by the Fulfillment House of request for the data from the Company. Electronic data transmission must occur either by transmission of a PGP-encrypted FTP transfer onto Company's server initiated by the Fulfillment House or by the posting by the Fulfillment House of XML data onto Company's SSL encrypted web server, as determined by Company. In the event of a cancellation of this agreement as provided for herein the Fulfillment House will immediately send all of the data referenced above to Company.

e) **Customer Account Billing:** Fulfillment House, with the assistance of Company personnel or Agents, using the Customer Data Base and with access to Company's Third party Billing Aggregator filtering processes, settlement sites and reports, will prepare periodic billing and credit files which contain all of the cancellations, credits and additions to the Customer Data Base related to that periodic billing and transmit that file electronically to Company in a form and manner as designated by Company to Fulfillment House ("Billing Tape"). Each Billing Tape transmitted to Company by Fulfillment House shall be separately and numerically designated ("Billing Tape Number"). This same Billing Tape Number will be used by all parties to the process to differentiate this tape from all others. This Billing Tape will coded in such a fashion that a knowledgeable reader will be able to determine the type of billing, the billing aggregator and whether or not it is a billing (debit), credit or refund. Company will review, reprocess, make additions and corrections to the Billing File and transmit the Billing File to the Billing Aggregator(s), as they determine in their sole discretion. The Billing Aggregator(s) will process this Billing File and in come cases will determine that not all of the customer records contained in the Billing File are valid, in which case they will reject those files that they determine are not valid to be

billed. The amount they agree after rejects to process will be called the "Net Accepted Billing" or "Net Billing File".

f) **Authority to Compromise Customer Claims:** Company hereby grants to Fulfillment House the right and authority to compromise any of its customer's claims for credit or adjustment on the account for any reason what-so-ever. Fulfillment House will have the authority to send adjustment files to any third party billing aggregator in any reasonable amount for any of Company's customers that it is servicing on behalf of Company up to the full amount that particular customer may have paid Company. Company will indemnify and hold Fulfillment House harmless for any claims by Company against Fulfillment House for any decisions made by Fulfillment house with regard to compromising Company's Customer's claims.

i) Once a Customer's account has been flagged for credit by the Fulfillment House that account will be cancelled as an active customer of Company and it will no longer be automatically billed.

ii) The method of processing these customer credits will be determined by Company who will determine whether or not to issue credit files through the Billing Aggregator or to actually process refund checks on a case by case, or region by region basis or other policy as set by Company from time to time. The frequency of processing these credits will be not less frequently than weekly but this timetable may be changed to comply with the policies of the Billing Aggregators, Local Exchange Carriers, other billing networks and/or channels, governmental regulations or as may be determined by Company from time to time to insure quality customer service.

iii) These credits and or refunds will be processed in the same manner as billings in 3e above except;

a. Company may authorize Fulfillment House to have access to a checking account in Company's name for the express purpose of processing refunds and/or credits.

b. Since the purpose of this Agreement to provide servicing for Company's clients at a locked in Gross profit for Company with the larger remainder being the fee paid to Fulfillment House than Fulfillment house will place into the refund account sufficient funds to process the credits/refunds it will process during that billing period including all fess for check processing, and mailing.

c. Fulfillment House personnel will keep and balance this refund account and will provide Company with an accounting of the account by the 20th of each month for the previous month's activities.

iv) Fulfillment House will explicitly indemnify and hold harmless Company for any loss or damages sustained by Company by way of theft, embezzlement or malfeasance by Fulfillment House's employees, agents and affiliates with regards to issuing credits and or refunds.

g) **Product Fulfillment:** Fulfillment House will provide customer fulfillment for Company's customers of the product(s) by providing either some, part or all of the products, detailed and described on Exhibit "A" attached hereto and made part of this agreement by reference herein, on behalf of Company. These products by agreement between the Parties and as described on Exhibit A may include but not be limited to; digital content, web access, telephony based services including Local or Long Distance, web hosting and/or the services of an Internet Services Provider ("Telecommunications Products").

h) **Acknowledgement:** For Billing purposes the parties acknowledge that Company may transfer all or a portion of the Client Accounts to a Third Party Transferee. Additionally, the Parties understand that the Third Party Transferee may make additional transfers to its own transferee(s), and that the final transferee of the Client Accounts shall submit the Client Accounts to a Billing Aggregator for Third Party Billing.

i) **Third Party Transferee(s) As Beneficiaries:** Third Party Transferee(s), and their transferee(s), if any, shall be considered for all purposes to be third party beneficiaries of this Agreement, and all promises, covenants, warranties and undertakings hereunder by the Fulfillment House shall inure to their benefit automatically and immediately upon a transfer of any Client Account(s) to such Third Party Transferee(s) or such Third Party Transferee(s)' own transferee(s).

4) **FULFILLMENT HOUSE FEES FOR SERVICES:**

a) **Net Payment For Services:** Since Fulfillment House under this agreement will be in day to day control of almost all aspects of servicing the Company's customers it is the only party to this agreement that has the ability to control the costs associated with these accounts. Consequently it is agreed that Company will be guaranteed its required Gross Profit with the entire remainder, after all payment of all expenses including billing fees to be fully earned by Fulfillment House.

b) **Responsibility For Expenses Related To Fulfillment:** Fulfillment House will be responsible for all the expenses required to service the customer including but not limited to; salaries, rent, telephone, billing fees and holdbacks, Telco fees, ACH fees, Credit Card Fees, postage, printing, other mailing costs, and facility fees.

c) **Requirement For Earning Fees:** Fulfillment House will only earn income for its services from Company on each and every one of Company's customers that it services that are successfully billed through a third party billing channel or pay for their monthly services directly.

d) **No Requirement To Accept Every Account For Fulfillment:** Fulfillment House will have the authority at the outset of receipt of any new accounts to service of not accepting for servicing any accounts that have a price point that Fulfillment House believes will not be profitable for it to service after guaranteeing the Gross Margin to Company and paying all anticipated expenses. Once Fulfillment House has accepted for servicing any accounts of Company's it must continue to service those accounts unless this contract is terminated as provided for herein or otherwise agreed between the parties.

5) **PAYMENT:**

a) **Sole Source of Payment for Fulfillment Services:** It is specifically understood that the Fulfillment House shall be paid for its fulfillment services provided hereunder solely from the proceeds of billing Company's Customers as collected and paid by the Billing Aggregator(s). All payments for fulfillment services are specifically contingent upon the receipt of payment by Company from a Billing Aggregator. However, Company covenants and agrees to use its best efforts to make any third party transfers and/or direct submissions to a Billing Aggregator timely in order to avoid any undue delay in payment hereunder. Company shall make such arrangements as Company deems best in its sole unfettered judgment for the collection of Client Fees, subject to any pre-existing monthly fee contracts with Clients.

b) **Gross Profit Guarantee:** A material inducement for Company to enter into this agreement is the guarantee by Fulfillment House of the minimum Gross Profit to be earned by Company per each successfully billed customer. All other monies earned from the billing of the customer for the services, and providing the services to the Client customer net of billing expenses shall be paid to the Fulfillment House at the time of final payment by the Billing Aggregator. The amount of the Guaranteed Gross Margin is indicated in paragraph 11 of this Agreement. However, Fulfillment House has the option to pay the Company's

_____ (Fulfillment House)

_____ (Company)

gross profit in advance at 50% of the guaranteed gross margin and thus the Fulfillment House would earn, through the use of its cash, a 50% bonus margin on each transaction.

c) **Fulfillment House Invoicing Options:** Upon preparation of the first invoice to Company Fulfillment House will chose one of the two options for Guaranteeing Company's Gross Profit under this agreement;

   i) **Fulfillment House Option 1** – The Advance Pay Option: If Fulfillment House, at the time of preparing the Weekly Invoice to Company wishes it may pay in advance the Guaranteed Gross Profit by including with the invoice an advance check in the amount of 50% of the guaranteed gross profit as "transfer in full" of the Guaranteed Gross Profit. Credit(s) would be issued on each successive invoice for any accounts that were credited, refused to pay, cancelled, didn't pay or were returned as unbills at the 50% discounted rate. Upon final Settlement from the Billing Aggregator, Company would forward the entire amount of the settlement to Fulfillment House.

   ii) **Fulfillment Option 2** – The Settlement Pay Option: If Fulfillment House does not elect Option 1 than it hereby chose to Guarantee the full amount of the Gross Profit due Company under this agreement, in which case it would Invoice Company for the full dollar amount of the transactions less the Guaranteed Gross Profit per successfully billed customer in the amount per transaction in Paragraph 11 herein. Final Settlement would be made at the time of Settlement by the Billing Aggregator. At that time, Company would retain its Guaranteed Gross Profit per successfully billed customer for each transaction originally billed on invoice and remit the entire remaining balance to Fulfillment House. Credit(s) would be issued on each successive weekly invoice for any accounts that were credited, refused to pay, cancelled, didn't pay or were returned as unbills on that weekly settlement from the Billing Aggregator at the full Guaranteed Gross Profit amount.

d) **Fulfillment House Invoicing for Services Procedure:** Fulfillment House will invoice Company on each Wednesday for the services performed the prior week (Monday to Sunday). This Weekly Invoice shall include all of the Billing Tapes for that prior week, including billings, credits and refunds as well as the returns/allowances and unbills received on any Settlement Report received during that same period; in both dollars and records. This Invoice will show the gross amount due Fulfillment House after calculating the Gross Profit due Company. If Fulfillment House has chosen to take advantage of Option # 1 above the invoice shall be accompanied by a check for 50% of the guaranteed gross profit due Company. Any credits due Fulfillment House for Company's customers' that fail to pay for Company's services upon settlement by Billing Aggregator will be

adjusted on the next weekly invoice(s). Since multiple changes in invoicing options would present reconciling challenges, for both Fulfillment House and Company, once an invoicing option is chosen by Fulfillment House the Fulfillment House can not change options without the express written consent of company, which consent will not be unreasonably withheld.

6. TERM, BREACH AND TERMINATION, EFFECTS OF TERMINATION, AND SURVIVAL:

a) **Term:** This Agreement shall commence on the Effective Date and shall continue for a period of three years until and unless earlier terminated as provided herein.

b) **Breach and Material Breach by a Party.** Upon a breach by either Party of any term, condition or covenant contained in this Agreement, which breach is not cured within ten (10) days of receipt of written notice of the breach, the non-breaching party will have the right, without waiving any right or remedy otherwise available hereunder or under applicable law, to cease performance and declare the agreement terminated.

c) **Effects of Termination**. A termination of this Agreement renders the Agreement terminated. Provisions concerning the parties' rights and obligations which by the content of the provision operate after termination or which are necessary to enforce any right hereunder will survive termination of this Agreement. Without limiting the foregoing, all obligations of confidentiality and indemnification will survive termination of this Agreement.

7. CONFIDENTIALITY, NON-DISCLOSURE AND NON-CIRCUMVENTION:

a) This covenant shall extend to, bind and inure to the benefit of each of the Parties and their Affiliates, as well as their respective successors and assigns. The provisions of this entire Agreement shall be considered Confidential Information and shall not be disclosed except as provided herein or upon the written consent of all Parties.

b) This covenant shall extend to, bind and inure to the benefit of each of the Parties and their Affiliates, as well as their respective successors and assigns. The provisions of this entire Agreement shall be considered Confidential Information and shall not be disclosed except as provided herein or upon the written consent of all Parties.

c) For a period of five (5) years after the date of receipt of Confidential Information each Party agrees that it shall not disclose such Confidential Information to any Person other than the other Party or its Affiliate(s). Each Party shall limit the Affiliate(s) receiving

Information to those Persons who are necessary to bring into effect the terms of this Agreement.

d) In perpetuity, the Parties agree not to disclose any Confidential Information of the other Party and their Affiliates, to any Person (other than Affiliates) or copy or duplicate any Confidential Information without the written consent of the other Party.

e) The Parties specifically agree in perpetuity not to utilize any Confidential Information of any other Party and their Affiliates, to engage in any commercial activity, which is competitive with the other Parties, directly or indirectly. The Parties further agree to take all necessary steps to assure that no Affiliate in any way utilizes Confidential Information to engage in any activity, directly or indirectly, which is competitive with any other Party.

f) In perpetuity, except for times that the Confidential Information is actually being reviewed or utilized to evaluate, conduct or engage in a business transaction in which the Parties have agreed to engage, the Parties shall keep any media upon which Confidential Information is reflected, recorded, or displayed in a confined and locked environment and in an environment reasonably inaccessible to Persons (other than Affiliates).

g) Each Party hereby acknowledges that the ownership of Confidential Information and any derivative thereof provided by the other Party shall remain with the Party providing such Confidential Information and each Party hereby waives any rights, title or interest in and to such Confidential Information.

h)The breach of this Confidentiality, Non-Disclosure and Non-Circumvention covenant will cause irreparable harm to the aggrieved Party, and in addition to any and all other remedies at law and equity, the Parties agree that injunctive relief is appropriate to protect the aggrieved Party upon the showing of any breach hereof. Such injunctive relief shall be as determined by the Court of competent jurisdiction but the Contracting Parties agree to the issuance of such injunctive relief *ex parte* unless precluded specifically by specific statute.

i) The Parties shall not, directly or indirectly, circumvent or attempt to circumvent the provisions of this Confidentiality, Non-Disclosure and Non-Circumvention covenant.

8. INDEMNIFICATION:

a) Each Party shall defend and indemnify the other against, and hold the other harmless from, any action brought by a third party, against any and all liability and expenses (including reasonable attorneys' fees) arising as a result indemnifying Party's negligent or willful acts or failures to act, errors or omissions.

9. **NOTICES:**. Any notice or other communications required or permitted by this agreement must be in writing and shall be deemed to be properly given when delivered in person to an officer of the other party; when deposited in the United States mails for transmittal by certified or registered mail, postage prepaid; when deposited with a public telegraph company for transmittal; or when sent by facsimile transmission, provided that the communications is address is as indicated on the signature page hereto or such other address that may have been provided in writing by one Party to the other Party 10 days prior to the transmittal of notice.

10. **MISCELLANEOUS**:

a. **Representations.** Each Party represents and warrants to the other that the execution, delivery and performance of this Agreement, when executed and delivered by the Parties on the Effective Date, will be a legal, valid, and binding obligation of the Parties enforceable against it in accordance with its terms. Each Party represents and warrants that neither the execution nor the performance of this Agreement nor the consummation of the transactions contemplated will violate any applicable law or statute actually known to such Party. Each Party also represents and warrants that neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate any provision of the Articles of Incorporation or Bylaws of each warranting Party, or (ii) violate any judgment, order, injunction, decree or award of any court, arbitrator, administrative agency, or governmental body against, or binding upon, each warranting Party Parties or upon its properties, assets, or business; (iii) violate any federal, state or local law.

b. **Governing Law, Etc.** This Agreement will be governed by the internal laws of the State of Arizona, USA, without reference to its choice of law rules, and may be executed in counterpart copies. The parties hereby exclude application of the United Nations Convention on Contracts for the International Sale of Goods from this Agreement and any transaction between them related thereto. All terms and conditions of this Agreement will be deemed enforceable to the fullest extent permissible under applicable law. If a provision of this Agreement is held invalid under any applicable law, such invalidity will not affect any other provision of this Agreement and such invalid provision will be deemed modified to the extent necessary to make it valid and enforceable or, if such provision cannot be so modified, it will be deemed deleted from this Agreement.

c. **Attorneys' Fees and Costs**. The prevailing party in any litigation regarding will be entitled as a matter of right and not within the discretion of any judicial officer, to recover its actual costs and actual expenses including, without limitation, actual attorneys' and actual witness' fees.

d. **No waiver.** The failure of either party to enforce the other party's strict performance of any provision of this Agreement will not constitute a waiver of its right to subsequently enforce such provision or any other provision of this Agreement.

e. **Force Majeure.** If the performance of either party is delayed or prevented at any time due to circumstances beyond its control, including, without limitation, those resulting from labor disputes, fire, floods, riots, civil disturbances, weather conditions, control exercised by a governmental entity, unavoidable casualties or acts of God or a public enemy, performance will be excused until such condition no longer exists.

f. **Integration.** This Agreement and the Attachments constitute the true will of the Parties and the entire agreement between them with respect to the subject matter hereof and supersede all previous proposals (both oral and written), negotiations, representations, commitments, writings, agreements, and all other communications between the parties. This Agreement may only be altered or modified by written instrument duly executed by both parties. In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of any purchase order, the terms and conditions of this Agreement will control.

g. **Cooperation**. The parties will reasonably cooperate with one another in connection with each other's performance. The parties acknowledge that such performance depends in part on such cooperation and that the failure to cooperate may hinder or impede the other's performance hereunder.

h. **No Recruitment of Employees.** To the maximum extent permitted by law, neither party will solicit any employee of the other party for employment for a period of eighteen (18) months after the termination of this Agreement.

i. **Relationship of Parties.** The relationship of the parties is that of independent contractors dealing at arms length and, except as expressly provided in this Agreement, nothing in this Agreement will be construed so as constitute the parties as partners, joint ventures or co-owners or empower either party to act for, bind or otherwise create or assume any obligation on behalf of the other and neither party will hold itself out as entitled to do the same.

______(Fulfillment House)

______(Company)

11. **GUARANTEED GROSS PROFIT PRICE:** The Parties expressly agree that the Guaranteed Gross Profit to be earned by Company under this Agreement with Fulfillment House shall *be **$ 6.00*** per successfully billed customer, upon settlement from the third party Billing Aggregator. Per Paragraph 5 Fulfillment House may be entitled to guarantee only 50% of that amount by advancing to the Company only 50% the Guaranteed Gross Profit at the time of invoicing thus reducing the Guaranteed Gross Profit due Company to ***$3.00*** per successfully billed customer.

IN WITNESS WHEREOF, each Contracting Party has caused this Agreement to be executed and **effective this 1st day of March, 2006.**

FULFILLMENT HOUSE	**COMPANY**
Telco Billing, Inc. and YP Corp	**One Source Network, Inc.**
A Nevada company	**An Arizona company**
Signature [signature]	Signature [signature]
Name John Raven	Name Eduardo Vegas
Title Chief Operating Officer	Title President
Date 4-13-06	Date 4/13/06
4840 E. Jasmine St. # 105	**9930 East Colette**
Mesa, Arizona 85205	**Tucson, Arizona 85748**
Mailing Address: Same	**Mailing Address:**
(if different)	**(if different)**
Ph:	**Ph:**
Fax:	**Fax:**
E-mail:John.Raven@ypcorp.com	**E-mail:**

Wholesale and Fulfillment Agreement
INITIALS

[initials] (Fulfillment House)

[initials] (Company)

Exhibit A

TO THE WHOLESALE AND FULFILLMENT AGREEMENT

Product Fulfillment to be provided by Fulfillment House to Company's Customers per Section 3g of the Wholesale and Fulfillment Agreement between the Parties.

For each of Company's customers that under the agreement Fulfillment House has agreed to provide fulfillment for ("customers or customer accounts or accounts") it will provide the following product(s) as currently offered by Company or as enhanced herein below;

Website Hosting:

1. Fulfillment House will host the accounts websites, website links and search criteria on its website. Each hosted site will display the OneSource logo (as well as Fulfillment House's logo should they so desire, which at the option of Fulfillment house may say "powered by "Fulfillment House name") This will provide Company's Customer's with additional web traffic based on the popularity of Fulfillment House's website(s)
2. Fulfillment House will also place all of the customer accounts on any additional affiliated or "purchased traffic sites" that it places its own customers' accounts on, at its own cost.
3. At the option of Company fulfillment House will host and maintain a separate website using Company's URL and "look and feel" but being powered by the same technology as Fulfillment House's own website(s). On the site Fulfillment House may also display its' logo and the "powered by" nomenclature ("syndicated site or syndication model").
4. Fulfillment House will add new accounts and delete canceled accounts from all the websites not less frequently than monthly.

Internet Service Provider:

For those accounts that are offered Internet Access either as part of other products ("bundled") or as a stand alone product Fulfillment House will provide the accounts with national "POP" numbers for dial-up access as well as a national #800 access number for accounts that are not near a local POP, email accounts and other standard feature currently offered by Company to its customers including but not limited to a website for those customer to connect to their email and obtain local pop numbers.